Exhibit 19
Corporate Policy #C-25 (Global)
Reviewed April 8, 2024
Revised April 8, 2024

INSIDER TRADING OF COMMON STOCK

POLICY:
All board directors, officers and employees (“partners”) of Cintas Corporation and its subsidiaries (collectively, “Cintas” or the “Company”), and other people who gain access to Company inside information, including contractors and consultants, are prohibited from buying or selling Cintas securities while possessing material information about the Company which has not been made available to the general public.

Securities include Cintas common stock, publicly traded put and call options and debt instruments. As outlined in Corporate Policy #C-15, Corporate Disclosure Policy, directors, officers and partners are also prohibited from releasing material information outside the Company to others who could likewise benefit from such information.

The Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company.

RESPONSIBLE OFFICE:     Executive Vice President & CFO

PROCEDURE:

I.INSIDER TRADING
Insider trading is the act of trading (buying or selling) Cintas securities with the knowledge of “material” facts about the Company that have not been made available to the general “public” (referred to as material non-public information or MNPI). It is illegal for any director, officer or partner in possession of material non-public information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping.”)

A.“Material” Information Defined
United States Federal securities laws consider information to be material if a reasonable person would take that information into account in making an investment decision about Cintas. Material information can be either business or market related, and it can be favorable or unfavorable. If it is not clear whether inside information is material, it should be treated as if it is material. Some examples of information that could be considered material include (but are not limited to):
•pending or proposed acquisitions, mergers, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operations,
•actual, anticipated or targeted earnings,
•significant changes in the prospects and key performance indicators of the Company,
•dividends,
•the introduction of important product lines or major contract awards,
•stock offerings or repurchases,
•stock splits or other corporate actions,
•the intentions of major shareholders to buy or sell Cintas securities,

•financial, sales and other significant internal business forecasts, or a change in previously released estimates,
•significant cyber security or data protection events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,
•new equity or debt offerings or significant borrowings,
•changes in credit ratings, or analyst upgrades or downgrades of the issuer or one of its securities,
•significant changes in accounting treatment, write-offs or effective tax rate,
•pending or threatened significant litigation or governmental investigation, or the resolution thereof,
•liquidity problems or pending impending bankruptcy,
•changes in auditors or auditor notification that the Company may no longer rely on an audit report, and
•changes in control of the Company or changes in the Board or top management.

Material non-public information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, officer or partner should discuss material non-public information in public places.

B.“Public” Defined

Information is considered “public” after it has been released to the general public on a broad-based, non-exclusionary basis (e.g., through a news release, the filing of a Form 8-K, or other reports filed by the Company) and there has been one full trading day in the stock market after the information is released. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is inside information.

C.Examples of How Insider Trading Situations Can Develop:
1.You are asked to review, type, summarize, etc., some financial information about the Company. You believe that the information, if made available to the general public, could cause the price of Cintas securities to increase or decrease. You may not buy or sell Cintas securities or advise others to do so until there has been one full trading day in the stock market after the information is released to the public. In other words, if a partner knows that the Company is going to release poor quarterly earnings in two weeks, he or she cannot buy or sell Cintas securities or advise others to do so until there has been one full trading day in the stock market after the information is released to the public. Conversely, if a partner is aware that excellent earnings are going to be announced, he or she is prohibited from buying or selling Cintas securities or advising others to do so until there has been one full trading day in the stock market after the news is released to the public.
2.You have learned that the Company is considering acquiring another Company. The addition of that Company is going to have a material affect on Cintas. You may not buy or sell either the securities of Cintas or the other Company or advise others to do so until there has been one full trading day in the stock market after the information about the potential deal is released to the general public.

D.Buying and Selling Securities on Inside Information is Prohibited
Whenever an officer, director or a working partner is considering buying or selling Cintas securities, he or she should be certain that the purchase or sale transaction is not based upon material non-public information. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. The reasons for buying or selling Cintas securities should never be based upon specific knowledge about Company affairs that are not known to the general public.

In addition, directors, officers and partners who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Directors, officers and partners should not give tips about such stock.

There is no exception to this policy, even for hardship to the officer, director or working partner or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

Every working partner is encouraged to contact the President & CEO or the Executive Vice President & CFO whenever he or she has any questions about this policy.

E.The “Quiet Period”
Officers, board directors and other key positions as identified by the Executive Vice President & CFO (collectively “Insiders”) are subject to additional restrictions on buying and selling securities during a period of time known as the “quiet period.”

The Executive Vice President & CFO will notify all Insiders whenever there is a quiet period. This usually starts on the 15th of the final month in a fiscal quarter and lasts until after first business day following a regularly scheduled quarterly earnings release. If the 15th falls on a weekend, the quiet period will start on the next business day. Quiet periods can also be instituted whenever there may be other material, non-public information. No reasons may be provided and the institution of a quiet period may itself constitute material inside information that should not be communicated. During the quiet period:
•Insiders may not buy or sell Cintas securities.
•Insiders may not change investment decisions in their Partner’s Plan that involves Cintas stock.
•Stock options may not be exercised by Insiders. Insiders should take into consideration the regular cadence of quiet periods when considering the expiration dates of their stock options. In the event that an option is set to expire during a quiet period and the Insider was unable to exercise in advance of the quiet period, approval to perform a buy and hold exercise with cash only can be requested from both the President & CEO and Executive Vice President & CFO.
•Insiders cannot enter into, terminate or modify a 10b5-1 Plan during a quiet period.No trading is permitted during a quiet period except for reasons of exceptional personal hardship and subject to prior approval by the President and CEO and Executive Vice President & CFO; provided that, if one of these individuals wishes to trade during a quiet period, it shall be subject to prior approval by the other.

All Insider trades outside of a quiet period are subject to prior review by, and clearance from, the Executive Vice President & CFO.

F.Gifts of Securities
Gifts of Company securities should only be made (i) when a director, officer or partner is not in possession of material non-public information and (ii) outside a quiet period. Gifts of Company securities are otherwise subject to this policy.

G.10b5-1 Plans
The adoption of any 10b5-1 plan is prohibited unless approval is first obtained from the Executive Vice President & CFO. As part of the request for approval, the partner must certify that they are not in possession of any material non-public information. Additionally, if a 10b5-1 plan is approved, the [partner] will need to confirm that they understand and will comply with the applicable cooling off period required by Rule 10b5-1. An approved 10b5-1 plan cannot be terminated or modified if the partner has material non-public information. Additionally, Insiders (as identified in section E) cannot adopt, terminate or modify a 10b5-1 Plan during a quiet period.

H.Other Prohibited Transactions.
Because of adverse perceptions that may be created by short-term or speculative transactions in Cintas securities, the Company considers it inappropriate for any person subject to this policy to engage in, and it is the Company’s policy that such persons may not engage in, any of the following transactions:

Short Sales

Short sales of the Company’s stock reflect an expectation on the part of the seller that the securities will decline in value. It could also be a signal to the market that the seller does not have confidence in the Company or its prospects. For these reasons, short sales of Cintas securities are prohibited.

Publicly Traded Options

A transaction in options (other than options granted under a Company stock option plan) is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, could create an impression that the trader is trading based on material nonpublic information. Transactions in puts, calls or other derivative securities regarding the Company or on an exchange or in any other organized market are prohibited.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for giving up all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. Hedging or monetizing transactions are permitted only if approved in advance by the President & CEO and entered into in connection with a planned retirement from the Company.

II.COMPLIANCE STATEMENT
On June 1 of each year, the Executive Vice President & CFO will distribute a copy of this policy and a compliance certificate (Exhibit A) to each officer and other partners as designated by the Executive Vice President & CFO. The compliance statement should be completed and sent back to him by June 30. The signer of this statement is certifying his understanding of “insider trading” and the consequences of violating insider trading laws. Regardless of whether a partner is required to sign a compliance statement, all partners must comply with this policy.

In addition to the compliance statement, whenever an officer intends to sell company stock, he or she must notify his or her immediate supervisor prior to executing the sale transaction. This information will assist in answering questions from the investment community concerning stock sales. The person to whom the officer selling the stock reports will inform the President & CEO of this information. The President & CEO will inform other officers of the Company as he believes necessary.

                            APPROVED: CHIEF EXECUTIVE OFFICER

Corporate Policy #C-25 (Global)
Reviewed May 16, 2024
Revised July 16, 2013
Exhibit A

INSIDER TRADING COMPLIANCE STATEMENT

I certify that I have read and understand Cintas Corporation's Policy #C-25, Insider Trading.

I further understand that trading on insider information or providing such information to the public is illegal, and I am aware that severe monetary and criminal penalties can result from violations of insider trading laws.

I also recognize that, due to the seriousness of this matter, insider trading is cause for dismissal.

Signature:
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